Exhibit 5.1

Albany Atlanta Brussels Denver Los Angeles Miami New York THOMAS WARDELL (404) 527-4990	mckennalong.com	Northern Virginia Orange County Rancho Santa Fe San Diego San Francisco Seoul Washington, DC EMAIL ADDRESS twardell@mckennalong.com

October 30, 2013

Board of Directors
Kandi Technologies Group, Inc.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016

Re: Amendment No.1 to Primary Registration Statement on Form S-3

Gentlemen:

We have acted as legal counsel to Kandi Technologies Group, Inc., a Delaware corporation (the “Company”), in connection with Amendment No.1 to the Primary Registration Statement on Form S-3/A (including the prospectus which is a part thereof, the “Registration Statement”), filed today by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933 as amended (the “Act”) of 1,255,462 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) issuable upon exercise of warrants as follows: (i) 992,731 shares of our Common Stock issuable upon exercise of warrants at an adjusted exercise price of $5.40 per share issued in connection with a registered direct public offering that closed on December 21, 2010 (the “Investor Warrants”); and (ii) 262,562 shares of our Common Stock that will be issuable, at any time or times on or after January 3, 2014, upon exercise of a warrant at an exercise price of $7.24 per share issued in connection with a registered direct public offering that closed on July 1, 2013 (the “Placement Agent Warrant,” and together with the Investor Warrants, the “Warrants”) (collectively, the aggregate number of shares of Common Stock issuable upon exercise of the Warrants the “Warrant Shares”). This opinion is being furnished pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K and no opinion is expressed herein as to any matter pertaining to the above referenced direct public offerings, other than as expressly stated herein with respect to the issuance of the Warrant Shares.

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter, including the (i) applicable statutory provisions and related rules and regulations of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, (ii) the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), (iii) the Amended and Restated Bylaws of the Company (the “Bylaws”), (iv) the Securities Purchase Agreement, dated December 21, 2010, between the Company and the investors listed on the Schedule of Buyers attached thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 21, 2010), (v) the form of Investor Warrant issued under the Securities Purchase Agreement, dated December 21, 2010 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated December 21, 2010), (vi) the Placement Agent Agreement, dated June 18, 2013, between the Company and FT Global Capital, Inc. (filed as Exhibit 10.4 to the initial Registration Statement on Form S-3, filed September 20, 2013), (vii) the Placement Agent Warrant issued under the Placement Agent Agreement, dated June 18, 2013 (filed as Exhibit 10.5 to the initial Registration Statement on Form S-3, filed September 20, 2013), and (viii) duly adopted resolutions of the board of directors of the Company relating to the issuance of the Warrant Shares. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon, without independent verification or investigation of the accuracy or completeness thereof, certain representations of certain officers of the Company.

Board of Directors
October 30, 2013

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the Delaware General Corporation Law as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Act, or any other federal or state laws or regulations.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof: the Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants (as applicable, the Investor Warrants and/or the Placement Agent Warrant), will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/McKenna Long & Aldridge LLP
McKenna Long & Aldridge LLP